Exhibit 99.1

Southwest Water Company Reports First Quarter 2004 Financial Results

    LOS ANGELES--(BUSINESS WIRE)--May 11, 2004--Southwest Water
Company (Nasdaq:SWWC) today reported its financial performance for the first quarter of 2004.

    First Quarter 2004 Highlights, Compared with First Quarter 2003:

    -- Revenues increased 10 percent to $39.7 million from $36.1 million.

    --  Operating income rose 1 percent to $933,000 from $918,000.

    -- The company recorded net income of $18,000, or $0.00 per diluted share, versus a net loss of $149,000, or $0.01 per diluted share.

    Anton C. Garnier, Southwest Water chairman and chief executive officer, said, "We achieved an overall increase in first quarter revenues despite an unusually long period of heavy rainfall in Texas, which significantly restricted our ability to perform billable outdoor work. For example, rainfall in the Houston region was 38 percent above normal in the first quarter of 2004, compared to 20 percent below normal a year ago. Historically, the first quarter of each year is the lowest in terms of our revenue as cool, wet weather tends to reduce water sales and outdoor billable work.
    "Despite the weather's impact, our Services Group recorded an increase in first quarter revenues compared to last year as a result of an ongoing infrastructure construction project in California and the impact of a new operations contract in Mississippi, which we were awarded in June 2003. In our Utility Group, first quarter revenues benefited from water rate increases at our California and Texas utility subsidiaries, which went into effect in 2003, coupled with small increases in water consumption and number of customers."
    Garnier continued, "Operating income increased modestly during the first quarter of 2004 as compared to the same period a year ago, and we recorded net income in 2004 as opposed to a net loss in 2003. However, several factors besides the weather's adverse impact combined to temper our profitability in the first quarter of this year. First quarter selling, general and administrative expenses rose 5 percent as compared to the prior year as we incurred increased costs related to audit and legal services, facility rental, employee benefits and compliance with provisions of the Sarbanes-Oxley Act. Also in the first quarter of 2004 we wrote off certain construction-related receivables and accrued a loss on a contract involving the rehabilitation of a wastewater treatment plant.
    "Earlier this month, we announced the signing of a purchase agreement to acquire two water and wastewater utility companies from Tecon Water Holdings, L.P. We are excited about this expansion of our Utility Group as it marks a significant step in our strategic plan for long-term growth. We expect to finalize the acquisition in the third quarter of 2004, pending regulatory approval."
    Garnier concluded, "Looking ahead, our efforts are focused on the integration plan for the Tecon utilities acquisition, continued application of operating expense controls and development of additional growth opportunities in both the Utility Group and the Services Group."

    Conference Call

    The company will discuss its first quarter 2004 results and its pending acquisition in a conference call and Web cast to be held today, May 11, 2004, at 4:30 PM Eastern time (1:30 PM Pacific). The conference call can be accessed on the company's Web site at www.swwc.com. For those unable to participate in the live Web cast, a replay will be available shortly after the call on the company's Web site.
    Southwest Water Company provides a broad range of services: water production, treatment and distribution; wastewater collection and treatment; public works services; utility billing and collection; and utility infrastructure construction management. The company owns regulated public utilities and also serves cities, utility districts and private companies under contract. More than two million people in 35 states from coast to coast depend on Southwest Water for high-quality, reliable service. Additional information may be found on the company's Web site: www.swwc.com.

    This document contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, including expectations relating to future revenues and income, the company's ability to gain new business and control costs, involve risks and uncertainties, as well as assumptions that, if they prove incorrect or never materialize, could cause the results of the company to differ materially from those expressed or implied by such forward-looking statements. Actual results may differ materially from these expectations due to changes in regulatory, political, weather, economic, business, competitive, market, environmental and other factors. More detailed information about these factors is contained in the company's filings with the Securities and Exchange Commission, including the company's 2003 Annual Report on Form 10-K. The company assumes no obligation to update these forward-looking statements.



            FINANCIAL HIGHLIGHTS -- SOUTHWEST WATER COMPANY
        (unaudited and in thousands, except per share amounts)

                                                   Three Months Ended
                                                        March 31,
                                                     2004      2003
                                                   -------------------

Operating revenues                                  $39,727   $36,114

Operating income                                        933       918

Net income (loss)                                        18      (149)

Income (loss) per common share:
     Diluted                                          $0.00   ($ 0.01)

Weighted average outstanding
common shares:
     Diluted                                         15,686    13,028


NOTE: Per share amounts and weighted average outstanding common shares reflect a 4-for-3 stock dividend on January 1, 2004.



                CONSOLIDATED BALANCE SHEET INFORMATION

                                                March 31, December 31,
                                                   2004        2003
                                               -----------------------

Current assets                                   $32,820      $35,394
Property, plant and equipment, net               222,856      219,519
Total assets                                    $297,109     $296,222

Current liabilities                              $27,471      $31,389
Long-term debt                                    55,007       73,102
Contributions in aid of construction              82,542       81,556
Stockholders' equity                             101,658       79,667
Total liabilities and stockholders' equity      $297,109     $296,222

    CONTACT: Southwest Water Company, Los Angeles
             Richard J. Shields, 213-929-1800
             www.swwc.com
                     or
             PondelWilkinson Inc., Los Angeles
             Cecilia Wilkinson or Robert Jaffe, 323-866-6089 or
             323-866-6007
             www.pondel.com